EXHIBIT (l)(3)

                              SEED MONEY AGREEMENT

         SEED MONEY AGREEMENT (the "Agreement") made as of this first day of October, 2004 by and between Teachers Insurance and Annuity Association of America ("TIAA"), a corporation existing under the laws of the State of New York, and TIAA-CREF Institutional Mutual Funds (the "Institutional Funds"), a Delaware Business Trust.

         1. TIAA hereby agrees to invest the sum of $7,000,000 on October 4th or as soon thereafter as practicable in the following Lifecycle Funds' series of the Institutional Funds: 2010 Fund, 2015 Fund, 2020 Fund, 2025 Fund, 2030 Fund, 2035 Fund and 2040 Fund (the "Lifecycle Funds").

         2. In consideration for such investment and without deduction of any charges, each Lifecycle Fund shall credit TIAA with such shares, of which TIAA shall be the owner, in each series of the Lifecycle Funds in such amounts as shall be mutually agreed upon. Such shares will share pro rata in the investment performance of each series and shall be subject to the same valuation procedures and the same periodic deductions as are other shares in that series. The value of such shares in each series on the day the initial investment is made shall be $10.00.

         3. TIAA represents that the shares acquired under this Agreement are being, and will be, acquired for investment (and not with a view to distribution or resale to the public) and can be disposed of only by redemption.

         4. Shares acquired under this Agreement will be held by TIAA for its own account until redeemed by TIAA. Amounts will be redeemed at prices equal to the respective net asset value of shares of the applicable series of the Lifecycle Funds next determined after the Institutional Funds receive TIAA's proper notice of redemption.

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         5. TIAA may purchase, and the Institutional Funds may issue, additional shares as the parties may agree.

         6. This Agreement will be construed and enforced in accordance with and governed by the provisions of the Investment Company Act of 1940 and the laws of the State of New York.


                                         TEACHERS INSURANCE AND
                                         ANNUITY ASSOCIATION OF AMERICA


                                         By:  /s/ John A. Somers
                                              ----------------------------------
                                               Name:  John A. Somers
                                               Title: Executive Vice President


                                         TIAA-CREF INSTITUTIONAL
                                         MUTUAL FUNDS


                                         By:  /s/ Bertram L. Scott
                                              ----------------------------------
                                               Name:  Bertram L. Scott
                                               Title: Executive Vice President